Exhibit 99.1

               TREASURE MOUNTAIN COMPLETES ITS MERGER WITH VYTERIS

         Salt Lake City, Utah; September 29, 2004. Treasure Mountain Holdings, Inc. (OTC Bulletin Board) announced today that its merger with privately held Vyteris, Inc. has been completed. Under the terms of the merger agreement, Vyteris has become a wholly-owned subsidiary of Treasure Mountain and, after all steps contemplated by the merger agreement are taken, the shares of Treasure Mountain outstanding immediately prior to the consummation of the merger will represent approximately 1.8% of the outstanding shares of Treasure Mountain Holdings. Under the terms of the merger agreement, the directors and executive officers of Vyteris immediately prior to the consummation of the merger have become the directors and executive officers of Treasure Mountain Holdings.

         Immediately prior to the consummation of the merger, Vyteris closed a private placement in which is received gross proceeds of approximately $15,000,000, including the conversion to equity of amounts loaned to Vyteris within the past 30 days, and Vyteris secured a working capital commitment for an additional $5,000,000. The merger agreement was amended to delete a provision which had conditioned the closing upon consummation of a $25 million private placement by Vyteris. The securities offered in that private placement have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements

         Vyteris, a Delaware corporation headquartered in Fair Lawn, New Jersey, has developed and produced a pre-filled, active transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. On May 6, 2004, Vyteris received approval from the U.S. Food and Drug Administration to commercially launch its first product, the LidoSite(TM) Topical System. LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia for needle stick procedures such as injections and intravenous therapies as well as superficial dermatological procedures. Vyteris has not yet begun commercial sales of its LidoSite product.

         For more information please contact Michael G. McGuinness, Chief Financial Officer, at (201) 703-2418.

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